EXHIBIT 12.1

LAW OFFICE OF CARL P. RANNO

CARL P. RANNO Attorney and Counselor at Law	2733 EAST VISTA DRIVE PHOENIX, ARIZONA 85032	Telephone: 602-493-0369 Email: carlranno@cox.net

April 12, 2024

Sibannac, Inc.

9535 E. Doubletree Ranch Rd. Ste 120

Scottsdale, AZ 85258.

Attn; David Mersky, CEO

Via email: david@snncinc.com

RE:	Opinion to be included with a Post Qualification Amendment on Form 1-A Offering Statement to be filed by Sibannac, Inc. a Nevada Corporation originally qualified on March 15, 2023.

Dear Sir,

This opinion is submitted pursuant to Item 17.12 of Form 1-A with respect to the proposed offering of Sibannac, Inc. a Nevada Corporation (the Company) relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder, of a maximum of 162,000,000 common shares consisting of 27,000,000 Units at an offering price of $0.15 per Unit (“Unit”). Each Unit consists of five shares of common stock (par value $0.001 per share) one warrant (“Warrant”) and one share of common stock that is issuable upon the exercise of the warrant at an exercise price of $.06 (the “Units”). The Company will not raise more than $20,000,000 in gross proceeds from this offering.

The Company has advised me that the purpose of this Post Qualification Amendment is to update the financials and update the business plans.

For purposes of rendering this opinion, I have examined the Offering Statement, the Company’s Articles of Incorporation filed with amendments, the Company’s Bylaws, the Exhibits attached to the Offering Statement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. I have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based on the foregoing, and subject to applicable state securities laws, when (i) the Offering Statement and any required post-qualification amendment thereto have become effective under the Act; (ii) the Units are issued, sold and paid for in the manner described in the Offering Statement (and, as to the Warrant Shares, as provided in the Warrants); (iii) for certificated Shares, the Shares have been duly executed by the Company, duly countersigned by an authorized signatory of the registrar for the Shares, and duly delivered to the purchasers thereof; and (iv) the Warrants have been duly executed by the Company, and duly delivered to the purchasers thereof, it is our opinion that (A) the issuance and sale of the Units, Unit Warrants and Shares will have been duly authorized; (B) the Unit Warrants and Shares will be validly issued, fully paid and non-assessable; and (C) the Unit Warrants, if and when paid for in accordance with the terms of the Offering Statement and the Warrants, will be valid and binding obligations of the Company, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors in general and the general principles of equity.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws set forth in applicable provisions of the Nevada Business Corporations Act, applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws and, as to the Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of Nevada. We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to me under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by people entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, I do not admit that my firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/Carl P. Ranno

Carl P. Ranno